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                     February 26, 2024

       Tommy Zhou
       Chief Financial Officer
       First High-School Education Group Co., Ltd.
       No. 1-1, Tiyuan Road, Xishan District
       Kunming, Yunnan Province 650228
       People   s Republic of China

                                                        Re: First High-School
Education Group Co., Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            Filed May 1, 2023
                                                            File No. 001-40150

       Dear Tommy Zhou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Yu Ma, Esq.